UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): July 26, 2023

HARMONY BIOSCIENCES HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-39450	82-2279923
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

630 W. Germantown Pike, Suite 215

Plymouth Meeting, PA 19462

(Address of principal executive offices) (Zip Code)

(484) 539-9800

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

	Trading	Name of each exchange
Title of each class	Symbol(s)	on which registered
Common Stock, $0.00001 par value per share	HRMY	The Nasdaq Global Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement.

On July 26, 2023 (the “Closing Date”), Harmony Biosciences Holdings, Inc. (the “Company”) entered into a Credit Agreement (the “New Credit Agreement”) with JPMorgan Chase Bank, N.A., as administrative agent, and certain lenders. The New Credit Agreement provides for a five-year senior secured term loan (the “Loan”) in an aggregate principal amount of $185.0 million. The proceeds of the Loan, together with the Company’s cash on hand, were used to repay existing debt and to pay transaction fees and expenses in connection with the establishment of the New Credit Agreement.

The Loan bears interest at a per annum rate equal to, at the Company’s option, (i) a base rate plus a specified margin ranging from 2.50% to 3.00%, based on the Company’s senior secured net leverage ratio (as defined in the New Credit Agreement) or (ii) Term SOFR plus a credit spread adjustment of 0.10% plus a specified margin ranging from 3.50% to 4.00%, based on the Company’s senior secured net leverage ratio, which shall increase, in each case, by an additional 2.00% on all past due obligations if the Company fails to pay any amount when due or following any acceleration of the Loan. In addition, the Company paid an upfront fee of 0.50% of the aggregate principal amount of the Loan on the Closing Date.

The Loan is guaranteed by the Company’s subsidiary, Harmony Biosciences, LLC (the “Initial Guarantor”), pursuant to the terms of the Guaranty. The Company’s obligations under the New Credit Agreement and the guarantee of such obligations are secured by a pledge of substantially all of the assets of the Company and the Initial Guarantor pursuant to the terms of the Pledge and Security Agreement.

The repayment schedule for the Loan consists of quarterly $3.5 million principal payments, which commence on December 31, 2023, increasing to quarterly $4.6 million principal payments beginning on December 31, 2025, with the balance paid on the maturity date of July 26, 2028. Subject to certain exceptions, the Company is required to make mandatory prepayments of the Loan with the proceeds of asset sales, casualty and condemnation events and prohibited debt issuances. In addition, the Company may, subject to certain parameters, voluntarily prepay the Loan, in whole or in part, at any time.

The New Credit Agreement provides that the Company has the right at any time to establish incremental revolving facilities or incremental term facilities, subject to the agreement of one or more new or existing lenders to provide such additional amounts and certain other customary conditions.

The New Credit Agreement also contains customary affirmative and negative covenants, financial covenants, representations and warranties, events of default and other provisions.

The foregoing descriptions of the New Credit Agreement, the Pledge and Security Agreement and the Guaranty do not purport to be complete and are qualified in their entirety by reference to the full text of the New Credit Agreement, the Pledge and Security Agreement, and the Guaranty, which are filed, respectively, as Exhibits 10.1, 10.2 and 10.3 hereto and incorporated herein by reference.

Item 1.02. Termination of a Material Definitive Agreement.

On August 9, 2021, the Company entered into a credit agreement with Blackstone Alternative Credit Advisors LP and the other lenders party thereto from time to time and Wilmington Trust, National Association, as administrative agent, providing for a loan with an aggregate amount of $200 million (the “Blackstone Loan”), which was scheduled to mature on August 9, 2026.

On July 26, 2023, upon entry into the New Credit Agreement described in Item 1.01 above, together with cash on hand, the Blackstone Loan was repaid in full, and all commitments thereunder were terminated. In connection with the repayment of the Blackstone Loan, the Company paid a repayment premium of 2.00% of the principal amount of the Blackstone Loan outstanding at the time of repayment.

Item 7.01. Regulation FD Disclsoure.

On July 27, 2023, the Company issued a press release relating to the entry into the New Credit Agreement. A copy of the press release is attached as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit
No.	Description

10.1	Credit Agreement, dated as of July 26, 2023, JPMorgan Chase Bank, N.A., as administrative agent and the lenders from time to time party thereto.

10.2	Guaranty, dated July 26, 2023, by and among each of the subsidiaries of Harmony Biosciences Holdings, Inc. and JPMorgan Chase Bank, N.A., as administrative agent.

10.3

Pledge and Security Agreement, dated July 26, 2023, by and among Harmony Biosciences Holdings, Inc. and each of the subsidiaries of Harmony Biosciences Holdings, Inc., and JPMorgan Chase Bank, N.A., as administrative agent.

99.1*	Press release issued by the Company dated July 27, 2023.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

*

This Exhibit is furnished herewith and will not be deemed “filed” for purposes of Section 18 of the Exchange Act or deemed to be incorporated by reference into any filing under the Exchange Act or the Securities Act except to the extent that Harmony Biosciences Holdings, Inc. specifically incorporates it by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HARMONY BIOSCIENCES HOLDINGS, INC.

Date: July 27, 2023	By:	/s/ Sandip Kapadia
Sandip Kapadia
Chief Financial Officer